Exhibit 6.18

THIS UNSECURED CONVERTIBLE PROMISSORY NOTE AND THE SECURITIES INTO WHICH THIS NOTE IS CONVERTIBLE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS AND THIS CONVERTIBLE NOTE, THE SECURITIES AND ANY INTEREST THEREIN MAY NOT BE OFFERED, SOLD, TRANSFERRED, PLEDGED OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT OR SUCH LAWS OR AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT AND SUCH LAWS, WHICH, IN THE OPINION OF COUNSEL FOR THE LENDER, WHICH COUNSEL AND OPINION ARE REASONABLY SATISFACTORY TO COUNSEL FOR THIS CORPORATION, IS AVAILABLE.

CONVERTIBLE PROMISSORY NOTE

Principal Amount: $100,000.00	Issue Date: December 15/2017

Due Date: December 15/ 2018

Conversion Interest rate: 5%

Repayment Interest Rate: 10%

FOR VALUE RECEIVED, the undersigned, DNA Brands Inc a Colorado corporation (referred to herein as the "Borrower", DNAX or the "Company"), hereby unconditionally promises to pay to the order of                      Mr. Kerry Goodman                      , its endorsees, successors and assigns (the "Lender"), in lawful money of the United States, at such address as the Lender may from time to time designate, the principal sum of         One Hundred Thousand Dollars ($100K)         (the "Principal Amount"). This Convertible Promissory Note (the "Note") payable on December 15, 2018.

1.   Terms of Repayment. Principal of and interest on this Note shall be paid by the Borrower as follows:

(a)      Company agrees to convert the principal balance and interest into common stock

(b)      No Prepayment penalty

2.   Conversion.

(a)	The Lender shall have the right to convert at any time or from time to time, beginning 365 days (or one full calendar year) after the execution of the Note any or all of the outstanding balance of this Note into fully-paid and non-assessable shares of Borrower's Common Stock (the "Conversion Shares") at a 45% Discount to the 20 day conversion (the "Conversion Rate"). unless amended by the company. "Fair Market Value" on a date shall be the lowest Volume Weighted Average Price ("VWAP") of the last Five (20) trading days. In no case shall the Conversion Price be less than ($0.00005).

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(b)	In no event shall the Lender be entitled to convert any portion of this Note in excess of that portion of this Note upon conversion of which the sum of (1) the number of shares of Common Stock beneficially owned by the Lender and its affiliates (other than shares of Common Stock which may be deemed beneficially owned through the ownership of the unconverted portion of the Notes or the unexercised or unconverted portion of any other security of the Borrower subject to a limitation on conversion or exercise analogous to the limitations contained herein) and (2) the number of shares of Common Stock issuable upon the conversion of the portion of this Note with respect to which the determination of this proviso is being made, would result in beneficial ownership by the Holder and its affiliates of more than Four Point Nine Percent (4.9%) of the outstanding shares of Common Stock. For purposes of the proviso to the immediately preceding sentence, beneficial ownership shall be determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and Regulations 13D-G there under, except as otherwise provided in clause (1) of such proviso.

(c)	Surrender of Note Not Required. The Lender shall not be required to physically surrender this Note to the Borrower upon any conversion hereunder unless the full outstanding Principal Amount represented by this Note is being converted or repaid. The Lender and Borrower shall maintain records showing the outstanding Principal Amount so converted and repaid and the dates of such conversions or repayments or shall use such other method, reasonably satisfactory to the Lender and the Borrower, so as not to require physical surrender of this Note upon each such conversion or repayment. To exercise any conversion, the holder of this Note shall submit a written notice in the form attached hereto as Exhibit A, Notice of Conversion, and made a part hereof.

(d)	Upon receipt by the Borrower of a Notice of Conversion of this Note by the Lender, the Borrower shall deliver or cause to be delivered to the Lender, certificates for the full number of Shares issuable upon conversion of this Note, in accordance with the provisions hereof, within Five (5) business days of receipt of the Notice of Conversion and in no event after Ten (10) business days after such receipt (hereinafter referred to as the "Deadline"). Such conversion shall be deemed to have been made at the time that this Note was surrendered for conversion and the notice specified herein shall have been received by the Borrower as long as it is received by 6 pm eastern time. Upon receipt by the Borrower of a Notice of Conversion, the outstanding principal amount and the amount of accrued and unpaid interest on this Note shall be reduced to reflect such conversion, and, unless Borrower defaults on its obligations under this Note, all rights with respect to the portion of the Note so being converted shall forthwith terminate except the right to receive the common stock or other securities, cash or other assets, as provided herein on such conversion. If the Lender has given a Notice of Conversion as provided herein, the Borrower's obligation to issue and deliver the certificates for common stock shall be absolute and unconditional, irrespective of the absence of any action by the Lender to enforce the same, any waiver or consent with respect to any provision thereof, the recovery of any judgment against any person or any action to enforce the same, any failure or delay in the enforcement of any other obligation of the Borrower to the holder of record, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by the Lender of any obligation to the Borrower; and irrespective of any other circumstances which might otherwise limit such obligation of the Borrower to the Lender in connection with such conversion. The Borrower's signature shall not be required for a conversion under this Note to be effective.

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(e)	The number of shares issuable upon conversion of this Note or repayment by the Borrower in shares shall be proportionately adjusted if the Borrower shall declare a dividend of capital stock on its capital stock, or subdivide its outstanding capital stock into a larger number of shares by reclassification, stock split or otherwise, which adjustment shall be made effective immediately after the record date in the case of a dividend, and immediately after the effective date in the case of a subdivision. The number of shares issuable upon conversion of this Note or any part thereof shall be proportionately adjusted in the amount of securities for which the shares have been changed or exchanged in another transaction for other stock or securities, cash and/or any other property pursuant to a merger, consolidation or other combination. The Borrower shall promptly provide the holder of this Note with notice of any events mandating an adjustment to the conversion ratio, or for any planned merger, consolidation, share exchange or sale of the Borrower, signed by the President and Chief Executive Officer of Borrower.

3.   Representations and Warranties. The Borrower represents and warrants as follows: (i) the Borrower is a corporation duly organized, validly existing and in good standing under the laws of the State of Colorado; (ii) the execution, delivery and performance by the Borrower of this Note are within the Borrower's powers, have been duly authorized by all necessary action, and do not contravene (A) the Borrower's certificate of incorporation or (B) bylaws or (x) any law or (y) any agreement or document binding on or affecting the Borrower, not otherwise disclosed to the Lender prior to execution of this Note, (iii) no authorization or approval or other action by, and no notice to or filing with, any governmental authority, regulatory body or third person is required for the due execution, delivery and performance by the Borrower of this Note; (iv) this Note constitutes the legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms except as enforcement hereof may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights generally and subject to the applicability of general principles of equity; (v) the Borrower has all requisite power and authority to own and operate its property and assets and to conduct its business as now conducted and proposed to be conducted and to consummate the transactions contemplated hereby; (vi) the Borrower is duly qualified to conduct its business and is in good standing in each jurisdiction in which the character of the properties owned or leased by it, or in which the transaction of its business makes such qualification necessary; (vii) the Borrower is not in violation or default of any provision of (A) its certificate of incorporation or by-laws, each as currently in effect, or (B) any instrument, judgment, order, writ, decree or contract, statute, rule or regulation to which the Borrower is subject not otherwise disclosed to the Lender prior to the execution of this Note, and (viii) this Note is validly issued, free of any taxes, liens, and encumbrances related to the issuance hereof and is not subject to preemptive right or other similar right of members of the Borrower.

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4.   Events of Default. Each and any of the following shall constitute a default and, after expiration of a grace period which shall be Thirty (30) Business Days, shall constitute an "Event of Default" hereunder:

(a)	the nonpayment of principal, late charges or any other costs or expenses promptly when due of any amount payable under this Note or the nonpayment by the Borrower of any other obligation to the Lender;

(b)	the Borrower fails to issue shares of Common Stock to the Lender (or announces or threatens in writing that it will not honor its obligation to do so) upon exercise by the Lender of the conversion rights of the Lender in accordance with the terms of this Note, fails to transfer or cause its transfer agent to transfer (issue) (electronically or in certificated form) any certificate for shares of Common Stock issued to the Lender upon conversion of or otherwise pursuant to this Note as and when required by this Note, the Borrower directs its transfer agent not to transfer or delays, impairs, and/or hinders its transfer agent in transferring (or issuing) (electronically or in certificated form) any certificate for shares of Common Stock to be issued to the Lender upon conversion of or otherwise pursuant to this Note as and when required by this Note, or fails to remove (or directs its transfer agent not to remove or impairs, delays, and/or hinders its transfer agent from removing) any restrictive legend (or to withdraw any stop transfer instructions in respect thereof) on any certificate for any shares of Common Stock issued to the Lender upon conversion of or otherwise pursuant to this Note as and when required by this Note (or makes any written announcement, statement or threat that it does not intend to honor the obligations described in this paragraph) and any such failure shall continue uncured (or any written announcement, statement or threat not to honor its obligations shall not be rescinded in writing) without a valid legal reason for Five (5) business days after the Lender shall have delivered a Notice of Conversion. We need a failure to delivery penalty of $20 a day, in addition to the agreed upon interest rate.

(c)	if Borrower shall commence any case, proceeding or other action: (i) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, liquidation, dissolution, composition or other relief with respect to it or its debts; or (ii) seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its property, or the Borrower shall make a general assignment for the benefit of its creditors; or (iii) there shall be commenced against the Borrower any case, proceeding or other action of a nature referred to above or seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its property, which case, proceeding or other action results in the entry of any order for relief or remains undismissed, undischarged or unbonded for a period of Sixty (60) days; or (iv) the Borrower shall take any action indicating its consent to, approval of, or acquiescence in, or in furtherance of, any of the acts set forth; or (v) the Borrower shall generally not, or shall be unable to, pay its debts as they become due or shall admit in writing its inability to pay its debts;

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(d)	any representation or warranty made by the Borrower or any other person or entity under this Note or under any other Loan Documents shall prove to have been incorrect in any material respect when made;

(e)	the entry of any judgment against Borrower or any of its property for an amount in excess of Twenty Five Thousand Dollars ($25,000.00) that remains unsatisfied for Thirty (30) days;

(f)	the sale of all or substantially all of the assets, or change in ownership or the dissolution, liquidation, consolidation, or reorganization of Borrower without the Lender's prior written notice; and

(g)	the Borrower's shares of Common Stock are suspended from trading or delisted from trading on the Over the Counter Market on which it is currently listed.

5.    Lender's Rights Upon Default. Upon the occurrence of any Event of Default, the Lender may, at its sole and exclusive option, do any or all of the following, either concurrently or separately: (a) accelerate the maturity of this Note and demand immediate payment in full, whereupon the outstanding principal amount of the Note and all obligations of Borrower to Lender, together with accrued interest thereon and accrued charges and costs, shall become immediately due and payable without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived; and (b) exercise all legally available rights and privileges.

6.    Default Interest Rate. Upon an Event of Default and after notice to Borrower from Lender, additional interest will accrue at the rate equal to the lesser of (i) Five Percent (5%) per annum in addition to the Interest Rate or (ii) the highest rate permitted by applicable law, per annum (the "Default Rate"), until all outstanding principal, interest and fees are repaid in full by Borrower. Such Default Rate shall be applied and accrued as of the date of Default after any applicable grace periods.

7.    Usury. In no event shall the amount of interest paid or agreed to be paid hereunder exceed the highest lawful rate permissible under applicable law. Any excess amount of deemed interest shall be null and void and shall not interfere with or affect the Borrower's obligation to repay the principal of and interest on the Note. This confirms that the Borrower and, by its acceptance of this Note, the Lender intend to contract in strict compliance with applicable usury laws from time to time in effect. Accordingly, the Borrower and the Lender stipulate and agree that none of the terms and provisions contained herein shall ever be construed to create a contract to pay, for the use or forbearance of money, interest in excess of the maximum amount of interest permitted to be charged by applicable law from time to time in effect.

8.    Return of Preferred Stock. N/A

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9.     Prepayment. The Note may be prepaid by the Borrower in whole, at any time, or in part, from time to time, without penalty or premium, upon Thirty (30) days written notice to the Lender.

10.    Costs of Collection. If default is made in the payment of this Note, Borrower shall pay the Lender hereof reasonable costs of collection, including reasonable attorneys' fees.

11.    Assignability. This Note shall be binding upon and inure to the benefit of the Borrower and the Lender and their respective successors and assigns; provided that the Borrower may not assign this Note, in whole or in part, by operation of law or otherwise, without the prior written consent of the Lender.

12.  Governing Law. This Note, and any claims arising out of relating to this Note, whether in contract or tort, statutory or common law, shall be governed exclusively by, and construed in accordance with the laws of the State of Florida without regard to principles of conflicts of laws.

13.  Jurisdiction. Any action brought by either party against the other concerning the transactions contemplated by this Agreement must be brought only in the civil or state courts of New York or in the federal courts located in the State and county of New York. Both parties and the individual signing this Agreement on behalf of the Borrower agree to submit to the jurisdiction of such courts. The prevailing party shall be entitled to recover from the other party its reasonable attorney's fees and costs. In the event that any provision of this Note is invalid or unenforceable under any applicable statute or rule of law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform with such statute or rule of law. Any such provision which may prove invalid or unenforceable under any law shall not affect the validity or unenforceability of any other provision of this Note. Nothing contained herein shall be deemed or operate to preclude the Lender from bringing suit or taking other legal action against the Borrower in any other jurisdiction to collect on the Borrower's obligations to Lender, to realize on any collateral or any other security for such obligations, or to enforce a judgment or other decision in favor of the Lender.

14.  Failure or Indulgence Not Waiver. No failure or delay on the part of the Holder hereof in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege. All rights and remedies existing hereunder are cumulative to, and not exclusive of, any rights or remedies otherwise available.

15.  Notice. Any notice required by the provisions of this Note will be in writing and will be deemed effectively given: (a) upon personal delivery to the party to be notified; (b) when sent by confirmed telex or facsimile if sent during normal business hours of the recipient; if not, then on the next business day; (c) Five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (d) One (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt, and delivered as follows:

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If to Borrower:

DNA Brands Inc

3577 NW 9th Ave

Oakland Park FL 33309

If to Lender:

Mr. Kerry Goodman

3442 Westford Drive

Apopka FL 32712

        (include address)

or, as to each party, at such other address as shall be designated by such party in a written notice to the other parties.

IN WITNESS WHEREOF, the undersigned has executed this Convertible Promissory Note as of the date first set forth above.

BORROWER	LENDER

DNA Brands Inc

By: /s/ Adrian McKenzie	By:
Adrian McKenzie CEO	Kerry Goodman

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Exhibit A

NOTICE OF CONVERSION

(To be executed by the Lender in order to convert all or part of the Convertible Promissory Note into Common Stock)

DNA Brands, Inc.

The undersigned hereby converts $_________ of the principal and $______ of the interest due under the 5 % Convertible Promissory Note dated as of        Dec 15 2017        (the "Note") issued by DNAX, Inc. (the "Borrower") by delivery of shares of Common Stock of the Borrower ("Shares") on and subject to the conditions set forth in the Note.

1.                     Date of Conversion

2.                     Conversion Price

3.                     Shares To Be Delivered:

[LENDER]

By:

Name:

Title:

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BOARD RESOLUTION BOARD OF DIRECTORS

OF DNA Brands Inc.

(A Colorado Corporation)

THE UNDERSIGNED, members of the Board of Directors of DNA Brands Inc (the "Corporation"), having consented to the holding of a meeting of the Board of Directors of the Corporation to approve the following resolutions by unanimous vote of all the members of the Board of Directors of the Corporation, and direct that the same be filed within the records of the Corporation:

WHEREAS, I, Adrian McKenzie, Sole Managing member of the Board do hereby authorize and grant Mr. Kerry Goodman his issuance for the convertible note dated December 15 2017, in the amount of $100,000, bearing a 45% discount to the trailing 20 day VWAP

"Exhibit A" Convertible Note which equals $100,000

Exhibit "A".

WHEREAS, on this morning of December 15th 2017 at approximately 9 am Dec 15th, In Oakland Park FL

FURTHER RESOLVED company.

FURTHER RESOLVED,

FURTHER RESOLVED, these minutes may be executed in any number of counterparts, and it shall not be necessary that the signatures of all Directors be contained on any one counterpart hereof, each counterpart shall be deemed an original, but all of which when taken together shall constitute one and the same instrument.

[signatures to follow]

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IN WITNESS WHEREOF, we have caused this instrument to be duly executed this day of

Adrian McKenzie

December 15 2017

by:

/s/ Adrian McKenzie

Adrian McKenzie

CEO/SOLE DIRECTOR

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